Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Diane Spiers

Phone:  609.340.4507

Tropicana Entertainment Inc. Announces Definitive

Sales Agreement

Las Vegas, Nevada (April 16, 2018) - Tropicana Entertainment Inc. (OTCQB: TPCA) (“Tropicana”), a majority owned subsidiary of Icahn Enterprises L.P. (NASDAQ: IEP), announced today that it has entered into a definitive agreement to sell Tropicana’s real estate to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and to merge its gaming and hotel operations into Eldorado Resorts, Inc. (NASDAQ: ERI), for aggregate consideration of approximately $1.85 billion.

Tony Rodio, President and CEO of Tropicana, stated: “I am incredibly proud of what the entire Tropicana team has been able to accomplish over the past 8 years, taking Tropicana from bankruptcy to one of the industry’s true success stories.  I would like to thank Carl Icahn, Icahn Enterprises and the Tropicana Board of Directors for their personal support, financial commitment and the confidence that they have shown in Tropicana’s management.  This tremendous financial turnaround would not have been possible without it.  Through their commitment and investment, Tropicana has been able to construct new casinos in Evansville, Indiana and Greenville, Mississippi and substantially renovate our other properties, including, most significantly, Tropicana Atlantic City, creating new employment opportunities and hundreds of temporary construction jobs in the process since our operations began in 2010. I would also like to thank the thousands of Tropicana team members whose hard work, dedication, and commitment to excellence also played a huge part in our accomplishment.”

The transaction does not include Tropicana’s Aruba assets, which will be disposed of as a condition to closing. The aggregate consideration of approximately $1.85 billion will be increased by the amount of the net proceeds received in connection with the Aruba disposition and will be further adjusted to pay corporate level taxes.

The transaction is expected to close in the second half of 2018, subject to receipt of required gaming approvals, termination of the waiting period under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The transaction is not subject to any financing condition.

Thompson Hine LLP acted as legal advisor to the Company and Jefferies LLC delivered a fairness opinion to the Company’s Board of Directors in connection with the transaction.

About Tropicana Entertainment Inc.

Tropicana Entertainment Inc. is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, Missouri, New Jersey and Aruba. Tropicana properties collectively have approximately 5,526 hotel rooms, 8,075 slot positions and 277 table games. The company is based in Las Vegas, Nevada and is a majority —owned subsidiary of Icahn Enterprises, L.P.  To learn more about Tropicana, visit www.Tropicanacasinos.com.

About Icahn Enterprises L.P.

Icahn Enterprises, a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Railcar, Gaming, Metals, Mining, Food Packaging, Real Estate and Home Fashion.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty properties in ten states, including Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 21,000 slot machines and VLTs and 600 table games, and over 7,000 hotel rooms. For more information, please visit www.eldoradoresorts.com.

About Gaming and Leisure Properties, Inc.

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding Tropicana’s planned real estate sale to Gaming and Leisure Properties, Inc. and merger with Eldorado Resorts, Inc. and the anticipated timing thereof, and statements regarding adjustments to the aggregate consideration relating to the disposition of Tropicana’s Aruba assets and tax payments. These forward-looking statements are not guarantees that such transactions will take place and involve risks, assumptions, and uncertainties, including, but not limited to, risks related to the satisfaction of the conditions to closing the transactions in the anticipated timeframe or at all; the failure to obtain necessary regulatory approvals; the ability to realize the anticipated benefits of the transactions; the negative effects of this announcement on the market price of our common stock; litigation or regulatory actions related to the proposed transactions; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the planned transactions may not occur, or may vary materially from those indicated or anticipated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger involving the Company and ERI and the proposed real estate sale involving the Company and GLPI. The Company will prepare an information statement for its stockholders containing the information with respect to the merger and the real estate sale specified in Schedule 14C promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and describing the proposed merger and the proposed real estate purchase. When completed, a definitive information statement will be mailed to the Company’s stockholders. Investors are urged to carefully read the information statement regarding the proposed merger and the proposed real estate sale and any other relevant documents in their entirety when they become available because they will contain important information about the proposed merger and the proposed real estate sale. You may obtain copies of all documents filed with the SEC regarding the purchase and sale agreement relating to the real estate sale and the merger agreement free of charge, at the SEC’s website, http://www.sec.gov or from the Company by directing a request by mail or telephone to the Company at 8345 W. Sunset Road, Suite 300, Las Vegas, Nevada 89113, Attention: Corporate Secretary.